400 East Pratt Street Suite 606 Baltimore, MD 21202

November 20, 2017

Robert Moscato
9116 Winged Thistle Ct
Raleigh, NC 27617

Dear Rob:

On behalf of Cerecor Inc., a Delaware corporation (the "Company"), we are pleased to offer you a position with the Company under the terms set forth in this letter agreement (the "Agreement").
1.In General. The Company agrees to employ you commencing as of November 20, 2017 (the "Effective Date").
2.Position and Duties. During the term of your employment with the Company (the "Employment Term"), you shall serve as the President and Chief Operating Officer of the Company, reporting to Cerecor’s Board of Directors. You will be based in North Carolina. It is possible that this reporting relationship will change as the Company hires additional senior management personnel. In your capacity as VP you shall have duties, authorities and responsibilities commensurate with your position, and such other duties, authorities and responsibilities as your supervisor shall designate from time to time. During the Employment Term, you shall devote all of your business time, energy and skill and your best efforts to the performance of your duties with the Company; provided, that (i) you may be a passive investor in other entities and (ii) you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder.
3.Base Salary. Beginning on the Effective Date, the Company agrees to pay you a base salary at an annual rate of not less than US $300,000, payable in accordance with the regular payroll practices of the Company. The base salary as increased from time to time shall constitute "Base Salary for purposes of this Agreement.
4.Bonus Compensation. During the Employment Term, you shall be eligible to receive a discretionary annual bonus as determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such annual bonus is paid. Such bonus may consist of cash and/or grants of additional equity awards in the Company, and is intended to be substantially consistent with cash bonuses and equity award bonuses paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance. Your cash bonus target for 2018 will be 50% of your base salary, prorated for time in grade.
5.Employee Benefits. You shall be entitled to participate in any employee benefit plans that     the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees     generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. In addition,     you shall be entitled to paid vacation in accordance with the Company's vacation policy in effect from time to time. Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company's expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of your duties hereunder. You will are also eligible to participate in the Stock Option Plan.
6.Termination of Employment.
a.     Death or Disability. Your employment shall immediately terminate on the date of your death or upon ten (10) days' prior written notice by the Company for Disability (as defined in the Company's long term disability plan as in effect from time to time or, if no such plan is in effect, as defined under Code Section 409A (as defined in Section 19 below)). Upon your termination due to death or Disability, you (or your estate or legal representative, if applicable) shall be entitled to the following payments and benefits: (i) any unpaid Base Salary through the date of termination, reimbursement for any unreimbursed business expenses under the Company's expense reimbursement policy incurred through the date of termination and any accrued but unused vacation time in accordance with Company policy, payable within thirty (30) days following such termination of employment and (ii) all other vested payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, Sections 6(a)(i) and 6(a)(ii) hereof shall be hereafter referred to as the "Accrued Benefits").
b.    For Cause. Your employment with the Company shall terminate immediately upon written notice by the Company for Cause. "Cause" shall mean: (i) your willful misconduct or gross negligence in the performance of your duties to the Company that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (iii) your commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) any act of theft, fraud, malfeasance or dishonesty in connection with the performance of your duties to the Company; or; (v) a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company's code of conduct or other written policy that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company. Upon a termination for Cause, the Company shall pay to you the Accrued Benefits.
c.    Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. If you timely elect, you may remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, provided you continue to pay the respective premiums.
d.    For Good Reason. Your employment shall terminate upon your written notice to the Company of a termination for Good Reason. "Good Reason" shall mean, without your written consent, (i) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated), or (ii) a material breach of this Agreement, including, without limitation, a diminution of your Base Salary hereunder. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following the receipt of such notice to cure such alleged "Good Reason" event. If the Company does not cure such event within the cure period, you must terminate your employment within ten (10) days following the end of such cure period, or any claim of such circumstances as "Good Reason" shall be deemed irrevocably waived by you.

7.Release. Any payments and benefits provided under this Agreement, including the     restricted Stock Award, beyond the Accrued Benefits shall only be payable if you execute and deliver     to the Company and do not revoke a general release of claims in favor of the Company in a form     reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer     subject to revocation, if applicable) within sixty (60) days following termination. The Company shall     deliver to you such release within seven (7) days after termination.
8.Restrictive Covenants.
a.    Confidentiality. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, either during your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during your employment by the Company (or any predecessor). This restriction shall not apply to disclosures made during the routine course of business in fulfillment of your duties during the Employment Term, as described in Section 2. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to you or (B) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and you hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal visors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of this Section 8.
b.    Non-Competition. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during your employment hereunder and for a period of one (1) year thereafter, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates.
c.    Non-Solicitation; Non-Interference- During your employment with the Company and for a period of one (1) year thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

During your employment with the Company and for a period of one (1) year thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or directly hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) Interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, Joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 8(c) if such person was employed or retained during anytime within six (6) months prior to, or after, your termination of employment.
d.    Non-Disparagement. You agree not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
e.    Inventions.
You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products or developments ("Inventions"), whether patentable or unpatentable, (A) that relate to your work with the Company, made or conceived by you, solely or jointly with others, during the Employment Term, or (B) suggested by any work that you perform in connection     with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to your work as an employee or other service provider     to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of the Employment Term, or upon the Company's request. You will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the fight to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). You will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the     giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to     you from the Company, but entirely at the Company's expense.

In addition, the Inventions will be deemed Work for Hire, as such term is defined under the     copyright laws of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known     or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals     and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make     modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called "moral rights" with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents that may Issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

Return of Company Property. On the date of your termination of employment with the Company for any reason (or at any time prior thereto at the Company's request), you shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
Survival of Provisions. The obligations contained in Sections 8 and 9 hereof shall survive the termination or expiration of the Employment Term and your employment with the Company and shall be fully enforceable thereafter.
9.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 9.
10.Equitable Relief and Other Remedies. You acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8,or 9 hereof would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by you of Section 8, or 9 hereof, any severance being paid to you pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to you (other than $1,000) shall be immediately repaid to the Company.
11.No Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.
12.Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to you:
At the address (or to the facsimile number) shown on the records to the Company

If to the Company:
400 East Pratt Street
Suite 606
Baltimore, MD 21202
Attention: Mariam Morris
Email mmorris@cerecor.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof
14.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
15.Governing Law; Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction. You and the Company agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in the state appellate courts of New Castle County, Wilmington, Delaware or the United States District Court for the District of Delaware in Wilmington, Delaware. You and the Company consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections upon "forum non conveniens."
16.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.Representations. You represent and warrant to the Company that (a) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder.
18.Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
19.Code Section 409A.
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered *'non-qualified deferred compensation" under Code Section 409A unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your "separation from service", and (B) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 95(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Mariam E. Morris via email to mmorris@cerecor.com.

Sincerely,

Mariam E. Morris
Chief Financial Officer

ACCEPTED AND AGREED:
Robert C. Moscato, Jr.
Date: